Exhibit 4.12

ASSISTGLOBAL TECHNOLOGIES CORP.

STOCK OPTION PLAN

PART 1

INTERPRETATION

1.01

Definitions.  In this Plan the following words and phrases shall have the following meanings, namely:

(a)

"Associate" means, where used to indicate a relationship with any person:

(i)

a partner, other than a limited partner, of that person;

(ii)

a trust or estate in which that person has a substantial beneficial interest or for which that person serves as trustee or in a similar capacity;

(iii)

a company in respect of which that person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the company; or

(iv)

a relative, including the spouse or child, of that person or a relative of that person’s spouse, where the relative has the same home as that person;

and for the purpose of this definition, "spouse" includes an individual who is living with another individual in a marriage-like relationship.

(b)

"Board" means the Board of Directors of the Company.

(c)

"Committee" means a committee of the Board appointed in accordance with this Plan or, if no such committee is appointed, the Board itself.

(d)

"Company" means AssistGlobal Technologies Corp.

(e)

"Consultant" means, in relation to the Company, an individual (or a company wholly-owned by an individual) who:

(i)

provides ongoing consulting services to the Company or an affiliate of the Company under a written contract;

(ii)

possesses technical, business or management expertise of value to the Company or an affiliate of the Company;

(iii)

spends a significant amount of time and attention on the business and affairs of the Company or an affiliate of the Company; and

(iv)

has a relationship with the Company or an affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

(f)

"Director" means any director of the Company or of any of its subsidiaries.

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(g)

"Discounted Market Price" means the Market Price less the discount set forth below, subject to a minimum price of $0.10:

Closing Price

Discount

up to $0.50

    25%

$0.51 to $2.00

    20%

above $2.00

    15%

(h)

"Disinterested Shareholder Approval" means that the proposal must be approved by a majority of the votes cast at the shareholders’ meeting other than votes attaching to securities beneficially owned by Insiders and their Associates to whom shares may be issued pursuant to this Plan and, for purposes of this Plan, holders of non-voting and subordinate voting securities (if any) will be given full voting rights on a resolution which requires disinterested shareholder approval.

(i)

"Employee" means:

(i)

an individual who is considered an employee of the Company or any of its subsidiaries under the Income Tax Act (i.e. for whom deductions (income tax, UIC and CPP) must be made at source);

(ii)

an individual who is a full-time (i.e. 35 - 40 hours per week) dependent contractor, that is one who works full-time for the Company or any of its subsidiaries providing services normally provided by an employee and is subject to the same control and direction by the Company or its subsidiary over the detail and methods of work as an employee of the Company or its subsidiary, but for whom income tax deductions are not made at source; or

(iii)

a part-time dependent contractor, that is an individual who works for the Company or any of its subsidiaries on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and is subject to the same control and direction by the Company or its subsidiary over the details and methods of work as an employee of the Company or its subsidiary, but for whom income tax deductions are not made at source;

and includes Management Company Employees and Consultants.

(j)

"Exchange or CNQ" means the Canadian Trading and Quotation System Inc. on which the Shares are listed for trading.

(k)

"Insider" means:

(i)

a director or senior officer of the Company;

(ii)

a director or senior officer of a person that is itself an insider or subsidiary of the Company; or

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(iii)

a person that beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the Company; or

(iv)

the Company itself if it holds any of its own securities.

(l )

"Management Company Employee" means an individual employed by a person  providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in investor relations activities.

(m)

"Market Price" means, subject to the exceptions prescribed by the Exchange from time to time, the last closing price of the Company’s shares before the issuance of the required news release disclosing the grant of options (but, if the policies of the Exchange provide an exception to such news release, then the last closing price of the Company’s shares before the grant of options).

(n)

"Officer" means any senior officer of the Company or of any of its subsidiaries as defined in the Securities Act (British Columbia).

(o)

"Plan" means this stock option plan as from time to time amended.

(p)

"Shares" means common shares without par value in the capital of the Company.

1.02

Gender.  Throughout this Plan, words importing the masculine gender shall be interpreted as including the female gender.

PART 2

PURPOSE OF PLAN

2.01

Purpose.  The purpose of this Plan is to provide incentive to Employees, Officers, Directors, Management Company Employee and Consultants who provide services to the Company and reduce the cash compensation the Company would otherwise have to pay.

PART 3

GRANTING OF OPTIONS

3.01

Administration.  This Plan shall be administered by the Board or, if the Board so elects, by a committee (consisting of not less than two (2) of its members) appointed by the Board. Any Committee shall administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan.  Once appointed, the Committee shall continue to serve until otherwise directed by the Board.  From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and either appoint new members in their place or decrease the size of the Committee, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.  A majority of the members of the Committee shall constitute a quorum, and, subject to the limitations in this Part 3, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum.  Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of options pursuant to the Plan, except that no such member shall act upon the granting of an option to himself (but any such member may be counted in determining the existence of a

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quorum at any meeting of the Committee during which action is taken with respect to granting options to him).

3.02

Committee's Recommendations.  The Board may accept all or any part of the recommendations of the Committee or may refer all or any part thereof back to the Committee for further consideration and recommendation.  Such recommendations may include, but not be limited to, the following:

(a)

resolution of questions arising in respect of the administration, interpretation and application of the Plan;

(b)

reconciliation of any inconsistency or defect in the Plan in such manner and to such extent as shall reasonably be deemed necessary or advisable to carry out the purpose of the Plan;

(c)

determination of the Employees, Officers and Directors (or their wholly-owned corporations) to whom, and when, options should be granted, as well as the number of Shares subject to each option;

(d)

determination of the terms and conditions of the option agreement to be entered into with any optionee, consistent with this Plan; and

(e)

determination of the duration and purpose of leaves of absence from employment which may be granted to optionees without constituting a termination of employment for purposes of the Plan.

3.03

Grant by Resolution.  The Board, on its own initiative or, if a Committee of the Board shall have been appointed for the purpose of administering this Plan, upon the recommendation of such Committee, may by resolution designate those Employees, Officers and  Directors to whom options should be granted.

3.04

Terms of Options.  The resolution of the Board shall specify the number of Shares that should be placed under option to each optionee, the price per Share to be paid upon exercise of the options, and the period during which such options may be exercised. The terms of an option may not be amended once issued under CNQ requirements. If an option is cancelled prior to the Expiry date, the Company shall not grant new options to the same individual within 30 days from the date of cancellation.

3.05

Written Agreements.  Every option granted under this Plan shall be evidenced by a written agreement between the Company and the optionee and, where not expressly set out in the agreement, the provisions of such agreement shall conform to and be governed by this Plan.  In the event of any inconsistency between the terms of the agreement and this Plan, the terms of this Plan shall govern.

3.06

Regulatory Approvals.  The Board shall obtain all necessary regulatory approvals, which may be required under applicable securities laws or the rules or policies of the Exchange.  The Board shall also take reasonable steps to ensure that no options granted under the Plan, or the exercise thereof, shall violate the securities laws of the jurisdiction in which any optionee resides.

PART 4

CONDITIONS GOVERNING THE GRANTING AND EXERCISING OF OPTIONS

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4.01

Exercise Price.  The exercise price of an option granted under this Plan is determined by the Board of Directors provided that it is not less than the price permitted by the CNQ, or, if the shares are no longer listed on the CNQ, then such other exchange or quotation system on which the Shares are listed or quoted for trading.

4.02

Expiry Date.  Each option shall, unless sooner terminated, expire on a date to be determined by the Board which will not be later than 5 years from the day the option is granted.

4.03

Different Exercise Periods, Prices and Number. The Board may, in its absolute  discretion, upon granting options under this Plan, specify different time periods following the dates of granting the options during which the optionees may exercise their options to purchase Shares and may designate different exercise prices and numbers of Shares in respect of which each optionee may exercise his option during each respective time period.

4.04

Number of Shares.  The number of Shares reserved for issuance to any one person   pursuant to options granted under this Plan, together with any Shares reserved for issuance pursuant to options granted to that person during the previous 12 months, shall not exceed 5% of the issued and outstanding Shares at the time of granting of the options, provided that the aggregate number of options granted to each of the following categories of optionee:

(a)

Consultants; and

(b)

persons employed in investor relations activities on behalf of the Company;

must not exceed 2% of the outstanding Shares at the time of grant unless the Exchange permits otherwise.

4.05

Death of Optionee.  If an optionee dies prior to the expiry of his option, his legal representatives may, by the earlier of:

(a)

one year from the date of the optionee’s death (or such lesser period as may be specified by the Board at the time of granting the option); and

(b)

the expiry date of the option;

exercise any portion of such option.

4.06

Expiry on Termination or Cessation.  If an optionee ceases to be a director, officer, consultant, employee of the Parent Company or its subsidiaries, or a Management Company Employee for any reason (other than death), he may exercise his option to the extent that he was entitled to exercise it at the date of such cessation, but only within 90 days after his ceasing to be a director, officer, consultant, employee or a Management Company Employee, unless such optionee was engaged in investor relations activities in which case, only within 30 days after the cessation of his services to the Parent Company.

If an optionee ceases to be a director, officer, consultant, employee of the Parent Company or its subsidiaries, or a Management Company Employee on account of cause, or terminated by regulatory sanction or by reason of judicial order, the options terminate immediately.

Nothing contained in the Plan, nor in any option granted pursuant to the Plan, shall as such confer upon any optionee any right with respect to continuance as a director, officer, consultant,

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employee or Management Company Employee of the Parent Company or of any of its subsidiaries or affiliates.

4.07

Leave of Absence.  Employment shall be deemed to continue intact during any sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the optionee’s right to reemployment is guaranteed either by statute or by contract.  If the period of such leave exceeds 90 days and the optionee’s reemployment is not so guaranteed, then his employment shall be deemed to have terminated on the ninety-first day of such leave.

4.08

Assignment.  No option granted under this Plan or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by will or pursuant to the laws of succession except that, if permitted by the rules and policies of the Exchange, an optionee shall have the right to assign any option granted to him hereunder to a trust or similar legal entity established by such optionee.

4.09

Notice.  Options shall be exercised only in accordance with the terms and conditions of the agreements under which they are respectively granted and shall be exercisable only by notice in writing to the Company at its principal place of business.

4.10

Payment.  Subject to any vesting requirements described in each individual option agreement, options may be exercised in whole or in part at any time prior to their lapse or termination.  Shares purchased by an optionee on exercise of an option shall be paid for in full at the time of their purchase (i.e. concurrently with the giving of the requisite notice).

4.11

Share Certificate.  As soon as practicable after due exercise of an option, the Company shall issue a share certificate evidencing the Shares with respect to which the option has been exercised.  Until the issuance of such share certificate, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Part 6 hereof.

4.12

Vesting.  Vesting, if any, and other terms and conditions relating to such options shall be determined by the Board or the Committee in accordance with CNQ requirements.

4.13

Bona Fide Optionee.

Each individual option agreement providing for the grant of options under this Plan to an Employee, Consultant or Management Company Employee will contain a representation by the Company that the optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be, of the Company or of a subsidiary of the Company.

PART 5

RESERVE OF SHARES FOR OPTIONS

5.01

Maximum Number of Shares Reserved Under Plan.  The aggregate number of Shares which may be subject to issuance pursuant to options granted under this Plan shall not exceed 3,484,000, being 20% of the issued Shares of the Company at the date of adoption, as such Shares are presently constituted. This number is subject to adjustment in accordance with Part 6 hereof.  In addition, all options granted outside of this Plan, which are in existence on the effective date of

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this Plan, shall be counted as if granted under this Plan. The terms of this Plan shall not otherwise govern such pre-existing options.

5.02

Sufficient Authorized Shares to be Reserved.  Whenever the Memorandum or Articles of the Company limit the number of authorized Shares, a sufficient number of Shares shall be reserved by the Board to satisfy the exercise of options granted under this Plan or otherwise.  Shares that were the subject of options that have lapsed or terminated without having been exercised shall thereupon no longer be in reserve and may once again be subject to an option granted under this Plan.

5.03

Disinterested Shareholder Approval.  Unless Disinterested Shareholder Approval is obtained, under no circumstances shall this Plan, together with all of the Company’s other previously established or proposed stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, result in or allow at any time:

(a)

the number of Shares reserved for issuance pursuant to options granted to Insiders exceeding 10% of the outstanding Shares at the time of granting the options;

(b)

the issuance to Insiders, within a one year period, of a number of Shares exceeding 10% of the outstanding Shares at the time of granting the options; or

(a)

the issuance to any one Insider and such Insider’s Associates, within a one year period, of a number of Shares exceeding 5% of the outstanding Shares at the time of granting the options; or

(d)

any reduction in the exercise price of options granted to any person who is an  Insider at the time of the proposed reduction.

PART 6

CHANGES IN SHARES

6.01

Share Consolidation or Subdivision.  In the event that the Shares are at any time subdivided or consolidated, the number of Shares reserved for option and the price payable for any Shares that are then subject to option shall be adjusted accordingly.

6.02

Stock Dividend.  In the event that the Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Shares reserved for option and the price payable for any Shares that are then subject to option may be adjusted by the Board to such extent as they deem proper in their absolute discretion.

6.03

Reorganization.  Subject to any required action by its shareholders, if the Company shall be a party to an reorganization, merger, dissolution or sale or lease of all or substantially all of its assets, whether or not the Company is the surviving entity, the option shall be adjusted so as to apply to the securities to which the holder of the number of shares of capital stock of the Company subject to the option would have been entitled by reason of such reorganization, merger or sale or lease of all or substantially all of its assets, provided however that the Company may satisfy any obligations to an optionee hereunder by paying to the said optionee in cash the difference between the exercise price of all unexercised options granted hereunder and the fair market value of the securities to which the optionee would be entitled upon exercise of all unexercised options, regardless of whether all conditions of exercise relating to continuous employment have been satisfied.  Adjustments under this paragraph or any determinations as to

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the fair market value of any securities shall be made by the Board, or any committee thereof specifically designated by the Board to be responsible therefor, and any reasonable determination made by the said Board or committee thereof shall be binding and conclusive.

6.04

Rights Offering.  If at any time the Company grants to the holders of its capital stock rights to subscribe for and purchase pro rata additional securities of the Company or of any other corporation or entity, there shall be no adjustments made to the number of shares or other securities subject to the option in consequence thereof and the said stock option of the optionee shall remain unaffected.

PART 7

EXCHANGE'S RULES AND POLICIES APPLY

7.01

Exchange's Rules and Policies Apply.  This Plan and the granting and exercise of any options hereunder are also subject to such other terms and conditions as are set out from time to time in the rules and policies on stock options of the Exchange and any securities commission having jurisdiction and such rules and policies shall be deemed to be incorporated into and become a part of this Plan. In the event of an inconsistency between the provisions of such rules and policies and of this Plan, the provisions of such rules and policies shall govern.

PART 8

AMENDMENT OF PLAN

8.01

Board May Amend.  Subject to Part 5 the Board may, by resolution, amend or terminate this Plan, but no such amendment or termination shall, except with the written consent of the optionees concerned, affect the terms and conditions of options previously granted under this Plan which have not then been exercised or terminated.

PART 9

MISCELLANEOUS PROVISIONS

9.01

Other Plans Not Affected.  This Plan shall not in any way affect the policies or decisions of the Board in relation to the remuneration of Directors, Officers and Employees.

9.02

Effective Date of Plan.  This Plan was adopted by the Board of Directors on June 16, 2004. This Plan shall become effective upon the approval of this Plan by the shareholders of the Company (i.e. by the holders of a majority of the Company's securities present or represented, and entitled to vote at a meeting of shareholders duly held) including, if applicable, Disinterested Shareholder Approval.  However, options may be granted under this Plan prior to the receipt of approval of the shareholders.  Any option granted before shareholder approval is obtained may not be exercised.

9.03

Use of Proceeds.  Proceeds from the sale of Shares pursuant to the options granted and exercised under the Plan shall constitute general funds of the Company and shall be used for general corporate purposes.

9.04

Headings.  The headings used in this Plan are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Plan.

9.05

No Obligation to Exercise.  Optionees shall be under no obligation to exercise options granted under this Plan.

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